Exhibit 99.1

Editorial Contacts:	Investor Contact:
Caroline Yu	Marshall Mohr
Adaptec, Inc.	Adaptec, Inc.
(408) 957-2324	(408) 957-6773
caroline_yu@adaptec.com	marshall_mohr@adaptec.com

ADAPTEC TO DELIVER VIRTUALIZATION TECHNOLOGY FOR
SIMPLIFIED NETWORK STORAGE MANAGEMENT

Adaptec Reaches Agreement in Principle to Acquire Elipsan

MILPITAS, Calif., January 26, 2004 – Adaptec, Inc. (NASDAQ: ADPT), a global leader in storage solutions, has agreed in principle to acquire Elipsan Limited, a network storage infrastructure software provider. Elipsan’s storage virtualization technology will enable Adaptec to facilitate storage scalability and increase performance across multiple RAID subsystems.

As storage needs grow, IT managers typically expand storage space by adding multiple RAID subsystems, which make network storage more complex to manage. Storage virtualization enables IT managers to capture all network storage capacity physically located throughout the organization in a single, easy-to-manage interface.

By integrating Elipsan’s virtualization and business-continuance capabilities directly into Adaptec’s RAID subsystems, Adaptec will eliminate the need for a dedicated server or expensive third-party management software. The new capabilities also will enable Adaptec to offer faster data backup and recovery to optimize business continuity.

“As the market continues to migrate from internal to external, and from direct- attached to fabric-attached storage systems, Adaptec is committed to providing the highest levels of functionality, performance and reliability while simplifying storage management and keeping costs down,” said Mark Delsman, vice president and chief technology officer. “Adding Elipsan’s technology to our existing portfolio will strengthen our end-to-end storage solution offering.”

Financial terms of the transaction were not disclosed. The acquisition is expected to be completed within the next several weeks and is subject to the execution of a definitive agreement and customary closing conditions.   No assurance can be given, however, that the parties will reach agreement on the terms of such definitive agreement or that such closing conditions will be satisfied.

About Adaptec

Adaptec, Inc. (NASDAQ: ADPT) provides end-to-end storage solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems through OEMs and distribution channels to enterprises, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member. More information is available at www.adaptec.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements include statements related to expected consummation of a proposed transaction.  These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual events and results to differ materially from those anticipated by these forward-looking statements. For more information regarding the risks facing the Company, we refer you to the Company’s periodic reports filed with the SEC, including their most recent 10-K and 10-Qs. The Company assumes no obligation to update the forward-looking information contained in this press release.